Exhibit 5.2

14 May 2018

Matter No.: 360353

Doc Ref: 13983285.2

(441) 298-7859

chiara.nannini@conyersdill.com

Nabors Industries Ltd.

Clarendon House

2 Church Street

Hamilton HM 11

Bermuda

Dear Sirs,

Re: Nabors Industries Ltd. (the “Company”)

We have acted as special Bermuda legal counsel to the Company in connection with the offer and sale by the Company of up to 5,000,000 shares of its 6.00% mandatory convertible preference shares, series A, including not more than 750,000 additional 6.00% mandatory convertible preference shares, series A, issuable upon the exercise of the underwriters’ option to purchase additional shares (collectively, the “Preferred Shares”), convertible into common shares of the Company, par value US$0.001 per share (the “Common Shares”), pursuant to an Underwriting Agreement dated 9 May 2018, among the Company and Morgan Stanley & Co. LLC, as representative of the several underwriters named therein (the “Underwriting Agreement”). The Preferred Shares will be issued and sold pursuant to the final prospectus supplement dated 9 May 2018 (the “Prospectus Supplement”), supplementing the prospectus dated 2 February 2018 (the “Base Prospectus”) that forms part of the Registration Statement (File No. 333-222855) of the Company.  As used in this letter, the term “Prospectus” means the Prospectus Supplement and the Base Prospectus, including the documents incorporated or deemed to be incorporated by reference therein pursuant to Item 12 of Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”).

For the purposes of giving this opinion, we have examined a copy of the Prospectus, the Registration Statement, the Underwriting Agreement, the Certificate of Designations of the

Preferred Shares dated 14 May 2018, written resolutions of the executive committee of the Board of Directors of the Company dated 4 May 2018 and written resolutions of the pricing committee off the Board of Directors of the Company dated 9 May 2018, each certified by the Assistant Secretary of the Company on 11 May 2018 (collectively referred to herein as the “Resolutions”).  We have also reviewed the memorandum of association and the bye-laws of the Company (together, the “Constitutional Documents”), each certified by the Assistant Secretary of the Company on 11 May 2018, and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken, (b) that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention, (c) the accuracy and completeness of all factual representations made in the Prospectus and other documents reviewed by us, (d) that the Resolutions were passed at one or more duly convened, constituted and quorate meetings or by unanimous written resolutions and remain in full force and effect and have not been rescinded or amended, (e) that the Constitutional Documents will not be amended in any manner that would affect the opinions expressed herein, (f) that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein, (g) that the Company will have sufficient authorised Common Shares to effect the issue of Common Shares in accordance with the Certificate of Designations at the time of issuance thereof; (h) that upon the issue of any shares the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof, (i) that on the date of issuance of the Preferred Shares, the Company will be able to pay its liabilities as they become due.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda. This opinion is issued solely for the purposes of the filing of the Prospectus and the issuance by the Company of the Preferred Shares and is not to be relied upon in respect of any other matter.

On the basis of and subject to the foregoing, we are of the opinion that:

1.              The Company is duly incorporated and existing under the laws of Bermuda and is in good standing (meaning solely that it has not failed to make any filing with any Bermuda governmental authority or to pay any Bermuda government fee or tax which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of Bermuda).

2.              The Preferred Shares have been duly authorized and, when issued and paid for as contemplated by the Prospectus, will be validly issued, fully paid and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).

3.              The Common Shares into which the Preferred Shares are convertible have been duly authorized and, upon issuance thereof on conversion of the Preferred Shares as contemplated by the Prospectus, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the filing by the Company of a Current Report on Form 8-K on the date hereof, which Form 8-K will be incorporated by reference into the Registration Statement, and to all references to our firm included in or made a part of the Prospectus forming part of the Registration Statement.  In giving such consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Securities and Exchange Commission promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman Limited

Conyers Dill & Pearman Limited